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                                                                    EXHIBIT 24

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]





                                               September 26, 1994


BY HAND

Martin Nussbaum, Esq.
Shereff, Friedman,
  Hoffman & Goodman
919 Third Avenue
New York, New York 10022

          Re:  Borden, Inc.

Dear Marty:

          Further to your client's letter of September 22, 1994, the Borden Board has instructed me to ask you again if you or your clients have any comments on the Confidentiality Agreement delivered to you on September 16, 1994. As I have indicated to you previously, we will attempt to accommodate all reasonable comments.

                                               Very truly yours,


                                               /s/ Andrew R. Brownstein
                                               ------------------------
                                               Andrew R. Brownstein



ARB:lb